                                                                     EXHIBIT 4.2

                    SHANDA INTERACTIVE ENTERTAINMENT LIMITED
                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (the "AGREEMENT") is made as of December 19, 2003, by and among SHANGHAI SHANDA INTERNET DEVELOPMENT CO., LTD. ("SHANGHAI SHANDA"), SHANDA INTERACTIVE ENTERTAINMENT LIMITED (formerly known as SHANDA (CAYMAN) HOLDINGS LIMITED), an exempted company organized and existing under the laws of the Cayman Islands (the "COMPANY"), SHANDA MEDIA LIMITED (formerly known as TWIN LUCK VENTURES LTD.), an international business company incorporated under the laws of the British Virgin Islands ("SHANDA MEDIA"), SHANDA INVESTMENT INTERNATIONAL LIMITED (formerly known as LUCK JOY VENTURES LTD.), an international business company incorporated under the laws of the British Virgin Islands ("SHANDA INTERNATIONAL") (together with Shanda Media, the "FOUNDER HOLDING COMPANIES"), CHEN TIANQIAO and CHEN DANIAN (collectively, the "FOUNDERS") and SB ASIA INFRASTRUCTURE FUND L.P., a limited partnership formed under the laws of the Cayman Islands ("SAIF') (Shanghai Shanda, the Company, Shanda Media, Shanda International, the Founders and SAIF, collectively the "PARTIES" or individually a "PARTY").

                                    RECITALS

         A. Shanghai Shanda, the Founder Holding Companies, the Founders, SAIF and Shanda Holdings Limited (formerly known as Spirit High Ventures Limited), an international business company organized and existing under the laws of the British Virgin Islands ("SHANDA BVI") entered into a Spirit High Ventures Limited Shareholders Agreement dated as of March 4, 2003 (the "BVI SHAREHOLDERS AGREEMENT").

         B. In connection with the proposed listing of the Company's shares on the Nasdaq National Market System, the Company, the Founder Holding Companies and SAIF entered into a Share Purchase Agreement pursuant to which the Founder Holding Companies and SAIF exchanged all of their shares in Shanda BVI for the same numbers of shares in the Company, respectively.

         C. The Parties wish to terminate the BVI Shareholders Agreement and enter into this Agreement.

         THE PARTIES AGREE AS FOLLOWS:

1. Certain Definitions, As used in this Agreement, the following terms have the following respective meanings:

         "AFFILIATE" means, in respect of a Person, any other Person if it directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the other specified Person.

         "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

         "BLUE SKY" means the statutes of any state of the United States of America regulating the sale of corporate securities within that state.

         "BOARD" means the Company's board of directors as constituted from time to time.

         "BUSINESS DAY" means a day, excluding Saturday, on which banks in Hong Kong and in the Commonwealth of Massachusetts are open for business during their normal business hours.

         "COMMISSION" means the United States Securities and Exchange Commission, as constituted from time to time, or any successor agency charged with administering the Securities Act and/or the Exchange Act.

         "COMMON STOCK" means the common stock in the capital of the Company of US$0.01 par value per share.

         "COMMON STOCK EQUIVALENT" means the number of issued and outstanding shares of Common Stock and shares of Common Stock into which the issued and outstanding Preferred Stock and other securities are convertible.

         "COMPANY GROUP" means Shanghai Shanda, the Company, Shanda BVI, the WFOE and their respective subsidiaries from time to time whose gross assets exceed US$15,000,000, or any one of them.

         "CONTROL" with respect to any third Person means having the ability to direct the management and affairs of such third Person, and such ability shall be deemed to exist (a) when any Person holds at least twenty-five (25)% of the outstanding voting securities of such third Person and no other Persons owns a greater number of outstanding voting securities of such third Person or (b) over other members of a Person's immediate family. Immediate family members include a person's spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.

         "CO-SALE RIGHT" has the meaning set forth in Section 5.2 of this Agreement.

         "CO-SALE RATIO" with respect to an Investor, means the ratio of (a) the total number of shares of Common Stock Equivalent proposed to be transferred by the Transferring Shareholders as set out in the Transfer Notice to (b) the total number of shares of Common Stock Equivalent held by the Transferring Shareholders immediately before the proposed transfer.

         "DAMAGES" has the meaning set forth in Section 13.1 of this Agreement.

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

         "FORM F-3" means Form F-3 issued by the Commission or any substantially similar form then in effect.

         "HOLDER" means any holder of outstanding Registrable Securities.

         "IFRS" means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board and as in effect from tune to time. Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with IFRS.

         "INITIATING HOLDERS" means Holders who in the aggregate hold at least 50% of the Registrable Securities.

         "INVESTOR" means any of the Preferred Stock Holders.

         "ISSUANCE NOTICE" has the meaning set forth in Section 4.2 of this Agreement.

         "NEW SECURITIES" means any capital stock of the Company, whether authorized or not, and any rights, options, or warrants to purchase capital stock of the Company, and securities of any type whatsoever that are, or may become, convertible into capital stock of the Company. "New Securities" does not include: (a) the Preferred Stock outstanding as of the date of this Agreement, issued or issuable pursuant to the Purchase Agreement; (b) Common Stock issuable upon conversion of the Preferred Stock; (c) securities offered to the public pursuant to a Registration Statement in respect of a Qualified IPO; (d) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets, or other reorganization, if approved by the Company's Board of Directors; (e) up to such number of shares of Common Stock representing not greater than ten percent (10%) of the total number of shares of Common Stock and Common Stock warrants, rights or options outstanding from time to time (including any shares of Common Stock into which outstanding shares of the Preferred Stock are convertible), issued or issuable to officers, directors, and employees of, and consultants to, the Company Group; (f) shares issued without consideration pursuant to a stock dividend, stock split, or similar transaction; or (g) shares of the Series A Preferred Stock issued upon the exercise of the warrant issued to SAIF.

         "PERSON" shall mean any individual, sole proprietorship, partnership, firm joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other entity of any kind or nature.

         "PLAN OF RESTRUCTURING" means the Memorandum of Understanding, dated_______________. 2003, attached hereto as EXHIBIT A.

         "PREFERRED STOCK" means the Series A Preferred Stock and the Series A-1 Preferred Stock.

         "PREFERRED STOCK HOLDERS" means any holder of the Series A Preferred Stock and/or the Series A-1 Preferred Stock.

         "PROHIBITED TRANSFER" has the meaning set forth in Section 5.6 of this Agreement.

         "PRO RATA RATIO" with respect to any Investor, means the ratio of: (a) the total number of shares of Common Stock Equivalent held by that Investor to
(b) the total number of shares of Common Stock Equivalent held by all Investors.

         "PRO RATA SHARE" with respect to any Investor, means the ratio of: (a) the total number of shares of Common Stock Equivalent held by that Investor immediately before the proposed allotment and issue of New Securities to (b) the total number of shares of Common Stock

Equivalent held by all shareholders of the Company immediately before the proposed allotment and issue of New Securities.

         "QUALIFIED IPO" means the closing of the Company's first firm commitment, underwritten public offering of Common Stock in connection with which Common Stock (or the shares of a company of which the Company is a wholly owned subsidiary established for the purpose of listing (the "LISTCO")) is listed and becomes publicly traded on an internationally recognized securities exchange or the NASDAQ National Market or the issue or transfer of shares in a company whose shares are listed on an internationally recognized stock exchange or on NASDAQ National Market for which shares approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Common Stock of the Company or the shares of the Listco, provided, however, that such transaction or listing shall result in aggregate proceeds to the Company and/or to the Investors in excess of US$100,000,000 (before deduction for underwriters commissions and expenses) and
(b) a total market capitalization of the Company or the Listco of not less than US$500,000,000.

         "REGISTER", "REGISTERED", and "REGISTRATION" means a registration of securities effected by preparing and filing a registration statement on Form F-1, S-1, SB-2, F-3 or S-3 in compliance with the Securities Act, or on any comparable form in connection with a registration in a jurisdiction other than the United States (a "REGISTRATION STATEMENT"), and the declaration or ordering of the effectiveness of that Registration Statement by the Commission.

         "REGISTRABLE SECURITIES" means all Common Stock not previously sold to the public and issued or issuable to the Investors, including: (a) Common Stock issuable upon conversion or exercise of either (i) any of the Preferred Stock, or (ii) any options or warrants to purchase Common Stock or the Series A Preferred Stock of the Company; (b) Common Stock issued pursuant to stock splits, stock dividends, and similar distributions to SAIF; and (c) any securities of the Company granted registration rights pursuant to Section 7 or 8 of this Agreement.

         "REGISTRATION EXPENSES" means all expenses incurred by the Company in complying with Section 7 or 8 of this Agreement, including, without limitation, all federal and state Registration, qualification, and filing fees, printing expenses, any fees, commissions, expenses and disbursements of underwriters customarily paid by similarly situated companies in connection with underwritten offerings of equity securities to the public, fees and disbursements of counsel for the Company and one special counsel for all Holders (if different from counsel to the Company), Blue Sky fees and expenses, and the expense of any special audits incident to or required by any Registration.

         "REGISTRATION STATEMENT" has the meaning set forth in the definition of "Registration," above.

         "RELATED PARTY" shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity),
(c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity interests (a "Material Interest") in such Person, and (e) any Person in which such Person holds a Material Interest.

         "RIGHT OF FIRST REFUSAL" has the meaning set forth in Section 5.1 of this Agreement.

         "RULE [FOLLOWED BY A NUMBER]" means the Rule of the same number promulgated by the Commission under the Securities Act, as from time to time in effect.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

         "SELLING EXPENSES" means all underwriting, discounts and selling; commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

         "SAIF REPRESENTATIVES" has the meaning set forth in Section 3.1(a) of this Agreement.

         "SERIES A PREFERRED STOCK" means Series.A Preferred Stock in the capital of the Company, of a par value of US $0.01 each.

         "SERIES A-1 PREFERRED STOCK" means the Series A-1 Preferred Stock in the capital of the Company of a par value of US$0.01 each.

         "SHARE" means any Common Stock or the Preferred Stock.

         "STOCK" has the meaning set forth in Section 5.1 of this Agreement.

         "TRANSFER NOTICE" has the meaning set forth in Section 5.1 of this Agreement.

         "TRANSFERRING SHAREHOLDERS" has the meaning set forth in Section 5.1 of this Agreement.

         "UNDERWRITER'S REPRESENTATIVE" has the meaning set forth in Section 7.5(a) of this Agreement.

         "US GAAP" means generally accepted accounting principles in the United States.

         "WFOE" means a wholly foreign-owned enterprise established by the Company in Shanghai.

2.       Financial Statements and Reports and Information and Inspection Rights.

         2.1 Financial Statements and Reports to Shareholders. The Company shall deliver to each Investor in English and in a form reasonably acceptable to such Investor: (a) within 20 days after the end of each month, (i) an unaudited consolidated monthly income statement, balance sheet, and cash flow statement of the Company Group prepared in accordance with IFRS (with reconciliation to US
GAAP), and (ii) monthly management review reports detailing certain operational performance indicators of the Company Group; (b) within 90 days after the end of each fiscal year of the Company Group, an audited consolidated balance sheet of the Company Group as of the end of that year and audited consolidated statements of income, shareholders' equity, and cash flow for that year, which year-end financial statements shall be in reasonable detail and shall be prepared in accordance with IFRS (with reconciliation to US GAAP) consistently applied and accompanied by the opinion of a "big 4" firm of independent public accountants; (c) within 45 days after the end of each fiscal quarter, an unaudited consolidated quarterly income statement, balance sheet and cash flow statement of the Company Group and quarterly management review reports detailing certain operational performance indicators of the Company Group; (d) at least 15 days prior to the end of each fiscal year of the Company Group, the annual budget of the Company Group for the next fiscal year; (e) copies of all documents or other information sent by the Company Group to any shareholder of any member of the Company Group; and (f) upon the written request by SAIF Representatives, any other information as SAIF Representatives shall reasonably request.

         2.2      Information and Inspection Rights.

                  (a) The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds any Preferred Stock and/or Common Stock issued upon the conversion of such Preferred Stock, such Investor shall have standard inspection rights of the facilities, records and books of the Company Group, including without limitation, discussing the business, operations and conditions of the Company Group with its directors, officers, employees, accountants, legal counsel and investment bankers, such rights shall be exercised reasonably.

                  (b) Following a Qualified IPO, the Company shall deliver to each Investor copies of, where applicable, the Company Group's Annual Reports to shareholders and Quarterly and interim reports to shareholders and all other filings with any regulatory agency or any securities exchange promptly after such documents are filed.

3.       Election of Directors.

         3.1. Board Composition. The maximum number of persons comprising the Board shall be five. Each Founder agrees that, at each meeting of the shareholders of the Company called for the purpose of electing the Company's Board of Directors, it shall vote all of its shares in the capital stock of the Company entitled to vote, as follows:

                  (a) SAIF Representation. SAIF shall be entitled to nominate, and to remove from office and replace two persons as directors of the Company if and for so long as it holds a majority of the issued and outstanding shares of the Preferred Stock, SAIF shall be entitled to nominate, and to remove from office and replace one person as director of the Company and the majority of the Preferred Stock Holders, voting as a single class, shall be entitled to nominate, and to remove from office and replace one person as director of the Company, if and for so long as SAIF holds at least 5% but less than majority of the issued and outstanding shares of the Preferred Stock. The directors of the Company nominated by SAIF pursuant to the foregoing provisions are herein referred to as "SAIF REPRESENTATIVES." SAIF Representatives shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on matters before the Board on SAIF's behalf.

                  (b) SAIF Board Observer. In addition to the foregoing, if and for so long as SAIF holds a majority of the issued and outstanding shares of the Preferred Stock, the Company will permit a representative of SAIF (the "SAIF OBSERVER") to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to SAIF Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

         3.2 SAIF Representation at Subsidiaries. Of the number of directors the Company is entitled to nominate, remove and replace in the WFOE, SAIF shall be entitled to nominate, and to remove from office and replace a number of directors of the WFOE proportionate to SAIF's representation on the Board.

         3.3 Meetings of the Board; Quorum. The Board shall meet at least once every three calendar months. A quorum for any meeting of the Board shall consist of three directors, at least one of which shall be a SAIF
Representative. The attendance of SAIF Observer shall not be counted toward the quorum of the Board.

         3.4 Expenses. The Company shall reimburse SAIF Representatives and SAIF Observer for all reasonable expenses incurred by SAIF Representatives and SAIF Observer relating to Board's activities, including but not limited expenses incurred to attend Board meetings.

         3.5 Indemnification. The Company's Articles of Association shall provide for indemnification for the directors of the Company to the maximum extent permissible under applicable law. The Company shall also purchase liability insurance for the SAIF Representatives and other directors, on terms and conditions mutually acceptable to SAIF and the Company.

         3.6 Items Requiring Unanimous Consent. The Company and the Founders agree to procure that the Articles of Association or Memorandum of Association of the Company shall provide that without the unanimous approval of the five members of the Board, the Company shall not:

                  (a) allot or issue any New Securities or any equity securities of Shanghai Shanda, the WFOE or any of their subsidiaries, whose gross assets are in excess of US$15,000,000;

                  (b) declare or pay any dividend or make distribution on any capital stock of the Company;

                  (c) effect a recapitalization, reclassification or reorganization of its capital stock or the capital stock or register capital of any member of the Company Group; and

                  (d) amend the Articles of Association or Memorandum of Association of the Company, or the constitutional documents of any of Shanghai Shanda, WFOE, or any of their subsidiaries, whose gross assets are in excess of US$15,000,000.

4.       Right of Participation.

         4.1. Right of Participation and Right of Oversubscription With Respect to New Securities. Subject to the provisions of Sections 4.2 and 4.3, the Company grants to each Investor the right of participation to purchase its Pro Rata Share of New Securities which the Company may, from time to time, propose to allot and issue and the right of oversubscription if any other Investor elects not to purchase its Pro Rata Share of such New Securities (the "OVERSUBSCRIPTION RIGHT"). The Company shall offer to the Investors for subscription their Pro Rata Share of the New Securities on the same terms and at the same price at which the Company proposes to allot and issue the New Securities. The New Securities which have not been accepted for subscription by the Investors who fail to exercise their rights of participation or fail to complete the purchase of their Pro Rata Shares shall first be offered to the Investors who have exercised their Oversubscription Rights within the Issuance Notice Period pro rata to the number of additional New Securities which such Investors have agreed to take up above their Pro Rata Shares. Thereafter the Company shall have the right to sell all remaining New Securities pursuant to Section 4.3 of this Agreement.

         4.2. Issuance Notice. In the event the Company proposes to issue New Securities, it shall give each Investor a written notice (the "ISSUANCE NOTICE") of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, and an offer for subscription the number of shares which that Investor is entitled to purchase pursuant to Section 4.1 of this Agreement, and a statement that each Investor shall have thirty (30) days from the date of receipt of the Issuance Notice to accept the offer for subscription under Issuance Notice (the "ISSUANCE NOTICE PERIOD"). Within the Issuance Notice Period, each Investor may elect to purchase its Pro Rata Share of the New Securities and to exercise its Oversubscription Right for the price and upon the terms specified in the Issuance Notice by: (a) giving written notice to the Company within the Issuance Notice Period, (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice, and (c) if the Oversubscription Right is exercised, the amount of additional New Securities it agrees to purchase above its Pro Rata Share.

         4.3. Sale of New Securities. In the event an Investor fails to exercise its right of participation within the Issuance Notice Period and subject to the other Investors' Oversubscription Rights, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by the Issuance Notice shall be closed, if at all, within 60 days after the date of that agreement) to allot and issue the New Securities in respect of which the Investors' rights were not exercised, at a price and upon general terms no more favorable to the subscriber of the New Securities than specified in the Issuance Notice. In the event the Company has not sold the New Securities within this 90 day period (or allotted and issued New Securities in accordance with the foregoing within 60 days from the date of the agreement), the Company shall not thereafter allot or issue any New Securities without first offering the New Securities to each Investor in the manner provided above.

5.       Right of First Refusal; Co-Sale Right.

         5.1.     Right of First Refusal.

                  (a) Subject to the provisions of this Section 5.1 and Sections 5.5 and 5.7 of this Agreement, if any Founder Holding Company (the "TRANSFERRING SHAREHOLDER") proposes to sell or otherwise transfer any Common Stock, Preferred Stock or other voting securities of the Company now owned or subsequently acquired by the Transferring Shareholder (the "STOCK") or any interest therein to any person or entity then the Investors shall have a right of first refusal (the "RIGHT OF FIRST REFUSAL") to purchase the Stock proposed to be sold or otherwise transferred.

                  (b) The Transferring Shareholder shall give a written notice (the "TRANSFER NOTICE") to the Investors describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee. The Transfer Notice shall be signed by the Transferring Shareholder, accompanied by a written certification by such Transferring Shareholder that the proposed transferee is a bona fide purchaser and the Transfer Notice constitutes a binding commitment of the Transferring Shareholder and the proposed transferee, with or without conditions, for the transfer of that Stock subject to the Right of First Refusal of the Investors.

                  (c) Subject to the Investors exercising their Right First Refusal to purchase all, but not some only, of the Stock, each Investor shall then have the right to purchase its Pro Rata Ratio of the Stock subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise of its Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Investors.

                  (d) To the extent any Investor elects not to exercise its Right of First Refusal with respect to its Pro Rata Ratio of the Stock subject to the Transfer Notice, the other Investors who have exercised their Right of First Refusal (the "ELECTING INVESTORS") shall have a right to re-allocation such that each Electing Investor may exercise an additional right within ten
(10) calendar days after the expiration of the thirty-day period specified above to buy its pro rata share of the Stock subject to the Transfer Notice with respect to which the Right of First Refusal has not be exercised (the "UNPURCHASED STOCK"). For purpose of the preceding sentence, each Electing Investor's pro rata share of the Unpurchased Stock shall be a fraction, the numerator of which shall be the number of Stock purchased by such Electing Investor pursuant to clause (c) of this Section 5.2 and denominator shall be the total number of Stock purchased by all the Electing Investors pursuant to clause
(c) of this Section 5.2.

         5.2. Co-Sale Right. If the Transferring Shareholder proposes to sell or otherwise transfer any Stock or any interest therein to any person or entity, then each Investor shall have the right, exercisable upon written notice to the Transferring Shareholder within 20 days after the date the Transfer "Notice is delivered to the Investors, to participate in the sale of Stock on substantially the same terms and conditions as the Transferring Shareholder to the extent of that Investors Co-Sale Ratio with respect to its Stock (the "CO-SALE RIGHT"), provided, however, such Co-Sale Right shall not apply to any sale of Stock to an Investor pursuant to the exercise of the Right of First Refusal of such Investor under Section 5.2. Notice of exercise of a Co-Sale Right shall indicate the number of shares of Stock such Investor wishes to sell under its Co-Sale Right. Any Investor may elect to sell all or some of the shares of Stock then held by such Investor up to that Investor's Co-Sale Ratio with respect to its Stock. To the extent the Investors exercise their Co-Sale Right in accordance with the terms and conditions set forth in this Section 5.2, the Transferring Shareholder may only sell its shares of Stock if the proposed transferee completes the purchase of the shares which the Investors seek to sell pursuant to the exercise of their Co-Sale Right.

                  (a) Delivery of Certificates. The Investors shall effect their participation in the sale by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Stock which the Investors elect to sell.

                  (b) Sales Proceeds. The stock certificate or certificates that the Investors deliver to the Transferring Shareholder pursuant to Section 5.2(a) shall be transferred to the prospective purchaser in consummation of the sale of the Stock pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Transferring Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to each Investor that portion of the sale proceeds to which that Investor is entitled by reason of its participation in the sale. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from the Investors, the Transferring Shareholder shall not sell to the prospective purchaser or purchasers any Stock unless and until, simultaneously with the sale, the Transferring Shareholder purchases those shares or other securities from the Investors.

         5.3. Sale by Transferring Shareholder. Subject to Section 5.6, if and to the extent that the Investors do not exercise their Right of First Refusal or their Co-Sale Right in aggregate with respect to the sale of all the Stock subject to the Transfer Notice within the relevant prescribed period, the Transferring Shareholder may, not later than 60 days following delivery to the Company and the Non-transferring Shareholders of the Transfer Notice, conclude a bona fide transfer of all of the Stock covered by the Transfer Notice on terms and conditions not more favorable to the transferee or transferor than those described in the Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Stock by the Transferring Shareholder, shall again be subject to the Right of First Refusal and Co-Sale Right of the Investors and shall require compliance by the Transferring Shareholder with the procedures described in this Section 5.

         5.4. No Adverse Effect. The Investors' exercise or non-exercise of the Right of First Refusal or the Co-Sale Right shall not adversely affect their rights to participate in subsequent transfers of Stock by the Transferring Shareholder subject to the provisions of this Section 5.

         5.5. Exempt Transfers. Notwithstanding the foregoing, the Right of Refusal and the Co-Sale Right shall not apply to the sale of up to US$3,000,000 worth of shares of Common Stock by the Founder Holding Companies to SAIF pursuant to the Purchase Agreement.

         5.6. Prohibited Transfer. The Founder Holding Companies agree not to transfer any of the Stock they hold without the prior written consent of SAIF. In the event the Transferring Shareholder sells any Stock in contravention of the Right of First Refusal or the Co-Sale Right of the Investors or without the consent of SAIF (a "PROHIBITED TRANSFER"), the Investors, in addition to other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 5.7 below, and the Transferring Shareholder shall be bound by the applicable provisions of that put option. Notwithstanding the foregoing, in the event that SAIF no longer holds any shares of the Company's capital stock, any of the Founder Holding Companies may, subject to the provisions of Section 5.1, transfer any shares of the Company's capital stock held by it; provided that the Founder Holding Companies shall collectively hold not less than 51% of all of the issued and outstanding capital stock of the Company after such transfer.

         5.7. Remedies. In the event of a Prohibited Transfer, the Investors shall have the right to sell to the Transferring Shareholder the type and number of shares of Stock equal to the number of shares of stock the Investors would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms of this Agreement (the "PUT OPTION"). This sale shall be made on the following terms and conditions:

                  (a) the price per share at which the Stock is to be sold to the Transferring Shareholder shall be equal to the price per share paid in the Prohibited Transfer;

                  (b) the Transferring Shareholder shall reimburse the Investors for any and all reasonable fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors' rights under this Section 5;

                  (c) within 90 days after the earlier of the dates on which the Investors (i) receive notice of the Prohibited Transfer, or (ii) otherwise become aware of the Prohibited Transfer, the Investors shall, if exercising the Put Option created by this Section 5.7, deliver to the Transferring Shareholder the certificate or certificates representing the Stock to be sold, each certificate to be properly endorsed for transfer;

                  (d) the Transferring Shareholder shall, upon receipt of the certificate or certificates for the Stock to be sold by the Investors, pursuant to this Section 5.7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 5.7(b), in cash or by other means acceptable to the Investors; and

                  (e) notwithstanding the foregoing, the Company agrees it will not effect any attempt by the Transferring Shareholder to transfer Stock in violation of this Section 5 nor will it treat any alleged transferee as the holder of the Stock purported to be transferred without the written consent of the Investors unless the Put Option is completed pursuant to Section 5.7.

         5.8 Restrictions on the Transfer of the Preferred Stock. Shares of the Preferred Stock, or any classes of capital stock of the Company held by SAIF and Investors are freely transferable, subject to restrictions under applicable laws, provided, however, that (i) SAIF or Investors, as appropriate, shall give advance written notice to the Company with respect to a proposed transfer of the such shares, and (ii) SAIF or Investors, as appropriate, shall not transfer such shares to any of the five competitors of the Company listed on Exhibit 5.8, which list may be updated by the Company periodically on the six-month basis, without giving the Company a right of first refusal with respect to such transfers and Sections 5.1 and 5.4 shall apply mutatis mutandis with respect to the rights and obligations of the Company and the Investors in relation to such right of first refusal.

6.       Representations and Warranties, Covenants and Other Agreements of the
Founders.

         6.1 Ownership of Twin Luck and Luck Joy. Each of the Founders jointly and severally represents to SAIF that:

                  (a) Chen Tianqiao is the sole record and beneficial owner of all the issued share capital of Twin Luck, free and clear of all liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever (the "ENCUMBRANCES").

                  (b) Chen Danian is the sole record and beneficial owner of all the issued share capital of Luck Joy, free and clear of all the Encumbrances.

         6.2 Restrictions on the Transfer. Each of the Founders jointly and severally undertakes to SAIF that he will not transfer, alienate or dispose of any share capital in any of the Founder Holding Company or otherwise create any Encumbrance on any share capital of any of the Founder Holding Company (the "TRANSFER"} without the written consent of SAIF. Each of the Founders further agrees with SAIF that he will instruct the registered agent of the Founder Holding Company to give free access to SAIF or its agents to the members register of any Founder Holding Company in order for SAIF to verify the members of the Founder Holding Companies, such right of access shall be exercised reasonably.

7.       Demand Registration.

         7.1. Request for Registration on Form Other Than Form F-3. Subject to the terms of this Agreement, in the event that the Company receives from the Initiating Holders at any time six months after the closing of the Company's initial public offering of shares of Common Stock under a Registration Statement, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a form other than Form F-3 for an offering of the then outstanding Registrable Securities, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use commercially reasonable efforts to effect the Registration of the Registrable Securities specified in the request, together with any Registrable Securities of any Holder in that request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 7.1 after the Company has effected three Registrations pursuant to this Section 7.1 and each Registration has been declared effective. The substantive provisions of Section 7.5 shall be applicable to the Registration initiated under this Section 7.1.

         7.2. Request for Registration on Form F-3. If any Holder requests that the Company file a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for a Registration in a jurisdiction other than the United States) for a public offering, of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of Selling Expenses, would not be less than US$ 1,000,000, and the Company is a registrant entitled to use Form F-3 or comparable form to Register the Registrable Securities for an offering, the Company shall use all reasonable efforts to cause those Registrable Securities to be Registered for the offering on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request. The Company shall not be required to effect more than one Registration pursuant to this Section
7.2 in any six month period. The substantive provisions of Section 7.5 shall be applicable to each Registration initiated under this Section 7.2.

         7.3. Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a Registration Statement pursuant to this Section 7:

                  (a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting that Registration, qualification, or compliance, unless the Company is already subject to service in that jurisdiction and except as may be required by the Securities Act or other applicable law in a jurisdiction other than the United States in which the Registration is being effected;

                  (b) if the Company, within ten days of the receipt of the request of any Initiating Holder(s), gives notice of its bona fide intention to effect the filing of a Registration Statement with the Commission or comparable regulatory agency for a Registration in a jurisdiction other than the United States within 60 days of receipt of that request (other than a registration of securities in a Rule 145 transaction or an offering, solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective. Any Registration of Registrable Securities consequent to such efforts shall be deemed to have been initiated by the Company, not by the Initiating Holders under Section 7.1, and the original request by the Initiating Holders to Register Registrable Securities shall instead be deemed a request to include the Registrable Securities specified in the request in such Registration under
Section 8;

                  (c) within six months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or

                  (d) if the Company furnishes to those Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company's obligation to use its best efforts to file a Registration Statement shall be deferred for a period not to exceed 60 days from the receipt of the request to file the Registration by that Holder provided that the Company shall not exercise the right contained in this Section 7.3(d) more than once in any twelve month period and provided further, that during such 60 day period the Company shall not file a Registration Statement with respect to the public offering of securities of the Company.

         7.4. Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of any Holder under this
Section 7 may, subject to the provisions of Section 7.5, include Common Stock of the Company other than Registrable Securities.

         7.5.     Underwriting in Demand Registration.

                  (a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 7, and the Company shall include that information in the written notice referred to in Section 7.1 or 7.2 of this Agreement. The right of any Holder to Registration pursuant to this Section 7 shall be conditioned upon that Holder's agreement to participate in the underwriting and the inclusion of that Holder's Registrable Securities in the underwriting. In such event, the Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement with the representative (the "UNDERWRITER'S REPRESENTATIVE") of the underwriter or underwriters selected for the underwriting by the Holders of a majority of the Registrable Securities being Registered by the Initiating Holders and agreed to by the Company.

                  (b) Inclusion of Other Holders in Demand Registration. If the Company, officers or directors of the Company holding Common Stock other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion of such Common Stock or other securities in the Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of that Registration, may, in their sole discretion, on behalf of all Holders, offer to any or all of the Company, those officers or directors, and the holders of securities other than Registrable Securities that such Common Stock or other securities be included in the underwriting and may condition that offer on the acceptance by those persons of the terms of this
Section 7. If, however, the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, the Registration shall be treated as governed by Section 8 of this Agreement rather than this Section 7, and it shall not count as a Registration for purposes of this Section 7.

                  (c) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement with the representative ("Underwriter's Representative") of the underwriter or underwriters selected for the underwriting by the Holders of a majority of the Registrable Securities being Registered by the Initiating Holders and agreed to by the Company.

                  (d) Marketing Limitation in Demand Registration. In the event the Underwriter's Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Initiating Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in that Registration held by those Initiating Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 7.5(d) shall be included in that Registration Statement.

                  (e) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in that Registration, disapproves of the terms of the underwriting, that person may elect to withdraw therefrom by written notice to the Company, the Underwriter's Representative, and the Initiating Holders delivered at least seven days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

         7.6. Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Section 7, the Company shall exercise its commercially reasonable endeavors to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions in the United States of America, Hong Kong and Singapore as shall be reasonably appropriate for the distribution of the securities; provided, however, that: (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction; and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

         7.7 Other Registration Rights. The Company and each Founder hereby jointly represent and warrant to the Preferred Stock Holders that the Company has not granted any rights to any shareholder or other person with respect to the Registration of securities of the Company except for rights terminated under
Section 22.8. Without the consent of SAIF the Company shall not hereafter grant any person any rights with respect to the Registration of securities of the Company which are superior to or on a parity with the rights granted hereunder.

8.       Piggyback Registration.

         8.1. Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than Holders exercising their demand rights pursuant to Section 7 of this Agreement)) (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall: (a) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws); and (b) include in that Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of the written notice from the Company. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 8 prior to the effectiveness of such Registration whether or not any Holder has elected to include securities in such registration.

         8.2.     Underwriting in Piggyback Registration.

                  (a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering, involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8. In this event, the right of any Holder to Registration shall be conditioned upon the underwriting and the inclusion of that Holder's Registrable Securities in the underwriting, to the extent provided in this Section 8. All Holders proposing to distribute their securities through the underwriting shall (together with the Company and the other holders distributing their securities through the underwriting) enter into an underwriting agreement with the Underwriter's Representative for that offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 8.

                  (b) Marketing Limitation in Piggyback Registration. In the event the Underwriter's Representative advises the Holders seeking Registration of Registrable Securities pursuant to this Section 8 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter's Representative (subject to the allocation priority set forth in Section 8.2(c)) may:

                  (i) in the case of the Company's initial Registered public offering, exclude some or all Registrable Securities from the Registration and underwriting; and

                  (ii) in the case of any Registered public offering subsequent to the initial public offering, limit the number of shares of Registrable Securities to be included in the Registration and underwriting, to not less than 25% of the securities included in the Registration.

                  (c) Allocation of Shares in Piggyback Registration. In the event that the Underwriter's Representative limits the number of shares to be included in a Registration pursuant to Section 8.2(b), the number of shares to be included in the Registration shall be allocated among all other Holders and other holders of securities (other than Registrable Securities) requesting and legally entitled to include securities in that Registration, in the following order of priority:

                  (i) first, to the Company, to the extent it is offering shares for its own account; and

                  (ii) next, to Holders requesting inclusion of Registrable Securities in the offering, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities), which such Holders would otherwise be entitled to include in the Registration; and

                  (iii) next, to the other holders requesting inclusion of such securities in the offering, in proportion, as nearly as practicable to the respective amounts of securities which such other holders would otherwise be entitled to include in the Registration.

                  For any Registration subsequent to an initial public offering, the number of Registrable Securities that may be included in the Registration and underwriting under Section 8.2(b)(ii) shall not be reduced to less than 25% of the aggregate securities included in the Registration without the prior consent of at least a majority of the Holders who have requested their Registrable Securities be included in the Registration and underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.2(c) shall be included in the Registration Statement.

                  (d) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the Underwriter's Representative delivered at least seven days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

9. Expenses of Registration. All Registration Expenses incurred in connection with one Registration pursuant to Section 7.1 and unlimited Registrations pursuant to Sections 7.2 and 8, shall be borne by the Company, and the Company shall bear the reasonable fees of a single counsel for the selling Shareholders in the Registrations. All Registration Expenses incurred in connection with any other Registration, qualification, or compliance, shall be apportioned among the Holders and other holders, including the Company, of the securities so Registered on the basis of the number of shares Registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 7 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (which Holders shall bear those expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one corresponding Registration pursuant to Section 7. All Selling Expenses shall be borne by the holders of the securities Registered pro rata on the basis of the number of shares Registered.

10. Termination of Registration Rights. The rights to cause the Company to Register securities granted under Sections 7 and 8 of the Qualified IPO and to receive notices pursuant to Section 8 of this Agreement, shall terminate, with respect to each Holder on the earlier of: (a) the date six years after the date of this Agreement; (b) after a Qualified IPO or the Company's initial public offering of securities pursuant to a Registration Statement, upon that Holder holding less than 1% of the outstanding Common Stock of the Company, and (c) with respect to each Holder, if that Holder is eligible to sell all of that Holder's Registrable Securities either (i) under Rule 144 within any three-month period without volume limitations, or (ii) under Rule 144(k), or (iii) with respect to each Holder's right with respect to Registration of Registrable Securities in any jurisdiction other than the United States, if that Holder is eligible to sell all of its Registrable Securities under a provision of that jurisdiction's securities laws comparable to Rule 144 or 144(k).

11. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States) a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to 180 days, or if earlier, until the distribution contemplated by the Registration has been completed;

                  (b) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States), amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act (or other applicable law in a jurisdiction other than the United States) with respect to the disposition of all securities covered by the Registration Statement;

                  (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by the Securities Act (or other applicable law in a jurisdiction other than the United States), and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                  (d) Otherwise use its best efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the Commission, and make available to the securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months after the effective date of such Registration Statement, which earnings statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158;

                  (e) Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities or Blue Sky laws of any other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such states or jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;

                  (f) Appoint a qualified independent underwriter, if necessary under the circumstances or if reasonably requested by the Holders of more than 50% of the Registrable Securities in any registration made pursuant to the terms hereof;

                  (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each Holder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

                  (h) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                  (i) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

                  (j) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) a "comfort" letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interests of the Holders requesting Registration, addressed to the underwriters, if any, and to Holders requesting Registration of Registrable Securities; and

                  (k) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company's securities are then traded.

12. Information Furnished by Holder. It shall be a condition precedent of the Company's obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request.

13.      Indemnification.

         13.1. Company's Indemnification of Holders. To the extent permitted by law, the Company shall indemnify each Holder, each of its officers, directors, and constituent partners, legal counsel for the Holders, and each person controlling that Holder, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, "DAMAGES") to the extent the Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any Registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to action or inaction required of the Company in connection with any Registration, qualification, or compliance, and the Company shall reimburse each Holder, each underwriter, and each person who controls any Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this
Section 13.1 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement or omission based upon written information furnished to the Company by a Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

         13.2. Holder's Indemnification of Company. To the extent permitted by law, each Holder shall, if Registrable Securities held by that Holder are included in the securities as to which Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by the Registration Statement, each person who controls the Company or underwriter within the meaning of the Securities Act, and each other Holder, each of its officers, directors, and constituent partners, and each person controlling the other Holder, against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Holder and relating to action or inaction required of the Holder in connection with any Registration, qualification, or compliance, and shall reimburse the Company, those Holders, directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in that Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by that Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 13.2 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of that Holder (which consent shall not be unreasonably withheld) and provided, further, that each Holder's liability under this Section 13.2 shall not exceed the Holder's proceeds (less underwriting discounts and selling commissions) from the offering of securities made in connection with that Registration.

                  Any indemnification pursuant to this Section 13.2 shall be several, and not joint and several, among the Holders whose Registrable Securities are included in the Registration.

         13.3 Condition to Indemnity. The foregoing indemnity agreements of the Company and the Holders are subject to the condition that, insofar as they relate to any violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the Registration Statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

         13.4. Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 13 of notice of the commencement of any action, the indemnified party shall, if a claim is to be made against an indemnifying party under this Section 13, notify the indemnifying party in writing, of the commencement thereof and generally summarize the action. The indemnifying party shall have the right to participate in and to assume the defense of that claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Shareholders in conducting the defense of the action, suit, or proceeding by reason of recognized claims for indemnity under this Section 13, then counsel for that party shall be entitled to conduct the defense to the extent reasonably determined by counsel to be necessary to protect the interests of that party. The failure to notify an indemnifying party promptly of the commencement of any action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 13, but the omission to notify the indemnifying party shall not relieve the party of any liability that the party may have to any indemnified party otherwise than under this
Section 13.

         13.5.    Contribution. If the indemnification provided for in this
Section 13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of those Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying or the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission. No Holder will be required to contribute any amount in excess of the net proceeds received from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement; and no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         13.6. Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided however, that the provision in any such underwriting agreement pertaining to indemnification and contribution will be
(i) substantially similar to those contained herein, or (ii) typical of such provisions found in underwriting agreements of companies similarly situated to the Company.

         13.7. Survival of Obligations. The obligations of the Company and Holders under this Section 13 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which admits fault of behalf of the indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation.

14. Lock-Up. Each Holder and the Founder hereby agrees that, if requested by the Company and the Underwriter's Representative (if any) in connection with the Company's initial public offering, the Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, pledge, charge or otherwise transfer or dispose of any Registrable Securities or other securities of the Company without the prior written consent of the Company and the Underwriter's Representative for such period of time (not to exceed 6 months) following the effective date of a Registration Statement of the Company filed under the Securities Act (or other applicable law in a jurisdiction other than the United States in which a Registration occurred) as may be requested by the Underwriter's Representative and pursuant to any regulations or rules of the stock exchange on which shares of the Company or Listco are listed. The obligations of Holders under this Section 14 shall be conditioned upon similar agreements being in effect with each other shareholder who is an officer, director, or 5% shareholder of the Company. The Company shall not release any of the shareholders who is an officer, director, or 5% shareholder of the Company from the lock-up without first releasing the Holders.

15. No-Action Letter or Opinion of Counsel in Lieu of Registration; Conversion of Preferred Stock. Notwithstanding anything else in this Agreement, if: (a) the Company obtains from the Commission (or comparable regulatory agency in lieu of Registration in a jurisdiction other than the United States) a "no-action" letter in which the Commission or such comparable regulatory agency has indicated that it will take no action if, without Registration under the Securities Act or comparable law, any Holder disposes of Registrable Securities covered by any request for Registration made under Section 7 of this Agreement in the specific manner in which the Holder proposes to dispose of Registrable Securities included in that request (such as including, without limitation, inclusion of the Registrable Securities in an underwriting initiated by either the Company or the Holders) and that the Registrable Securities may be sold to the public without Registration in accordance with an established procedure or Rule-based "safe harbor" without unreasonable legal risk or uncertainty; or (b) in the opinion of counsel retained by the Company concurred in by counsel for the Holder, which concurrence shall not be unreasonably withheld, no Registration under the Securities Act (or other applicable law) is required in connection with the disposition and that the Registrable Securities may be sold to the public without Registration, then the Registrable Securities included in the request shall not be eligible for Registration under this Agreement. Any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 15 does not apply. The Registration rights of the Holders of Registrable Securities set forth in this Agreement are conditioned upon the conversion of the Registrable Securities with respect to which Registration is sought into Common Stock prior to the effective date of the Registration Statement.

16. Reports Under the Exchange Act. With a view to making available to Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;

                  (b) take all action, including the voluntary Registration of its Common Stock under Section 12 of the Exchange Act, necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;

                  (c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

                  (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first

Registration Statement filed by the Company), the Securities Act, and the Exchange Act (at any time after it has become subject to those reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and any other reports and documents filed by the Company; and (iii) any other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any securities without Registration or pursuant to that form; and

                  (e) for a Registration in a jurisdiction other than the United States, take actions similar to those set forth in paragraphs (a), (b),
(c) and (d) of this Section 17 with a view to making available to Holders the benefits of the corresponding provision or provisions of that jurisdiction's securities laws.

17. Transfer of Rights. The rights under Sections 2, 3, 4, 5, 7, and 8 may be assigned by any Investor to a transferee or assignee of any Preferred Stock or Registrable Securities. Each of the Founder Holding Companies and SAIF agrees that in the event that it transfers any Stock in accordance with the terms of this Agreement, it shall procure that the transferees of its stock to execute a deed of adherence to this Agreement.

18.      Legend; Stop Transfer Instructions.

         18.1. Legend. Each certificate representing shares or securities now or hereafter owned by the Founder Holding Companies, the Investors and any transferee of such shares and securities and the members register of the Company shall be endorsed with the following legend:

                  "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         18.2. Stop Transfer Instructions. The Parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section
18.1 to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend shall be removed upon termination of this Agreement.

19.      Reserved.

20.      Covenants.

                  (a) In addition to any other rights provided by law and the provisions of the Articles of Association or Memorandum of Association of the Company, the Company shall not, and shall procure that any member of the Company Group shall not, and the Founder Holding Companies shall procure that any member of the Company Group shall not, without first obtaining the affirmative vote or written consent of (1) the holders of a majority of the outstanding shares of

Series A Preferred Stock, voting as a single class, and (2) Chen Tianqiao as long as he remains the sole record and beneficial owner of Twin Luck and as long as Twin Luck holds a majority of the shares of capital stock of the Company, effect or otherwise consummate any of the following:

                  (i) Alter or change the rights, preferences or privileges of the Preferred Stock;

                  (ii) Significantly amend Board approved annual and quarterly budgets and business plans;

                  (iii) Make any acquisitions, merger, consolidation or joint venture arrangement or incorporate any subsidiary or pass any resolution relating to dissolution or liquidation unless such action is incurred pursuant to the Board approved budget and business plan. The Company shall make best efforts to notify the Board in advance.

                  (iv) Incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$250,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the Board approved budget;

                  (v) Enter into any material agreement or contract or transaction with any Related Parties under which the aggregate contract value related to such party or group of related parties are unlimited or potentially exceed US$100,000 per year or US$200,000 in the aggregate;

                  (vi) Engage in any business materially different from that described in the then Board approved business plan or the cessation of any business undertaking of the Company unless such cessation takes place pursuant to the Board approved business plan;

                  (vii) Appoint, terminate, establish or change the terms of employment and compensation of the successor to the current Chief Executive Officer and the Chief Financial Officer of the Company;

                  (viii) Make any material amendments to Company's stock option plan; and

                  (ix) Change materially any accounting methods or policies or appoint or change the auditors to a firm that is not a "big four" accounting firm.

                  (b) In addition to the above and to any other rights provided by law and the provisions of the Articles of Association or Memorandum of Association of the Company, after the first anniversary of the Closing (as defined in the Purchase Agreement) or when Chen Tianqiao is no longer the Chief Executive Officer of the Company, whichever occurs first, the Company shall not, and shall procure that any member of the Company Group shall not, and the Founder Holding Companies shall procure that any member of the Company Group shall not, without first obtaining the affirmative vote or written consent of
(1) the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, and (2) Chen Tianqiao as long as remains the sole record and beneficial owner of Twin Luck and as long as Twin Luck holds a majority of the shares of capital stock of the Company, effect or otherwise consummate any of the following:

                  (i) approve annual and quarterly budgets and business plans; and

                  (ii) appoint, terminate, establish or change terms of the employment and compensation of Chief Executive Officer, Chief Operating Officer and Chief Technology Officer of the Company, the general manager or any equivalent senior officer of any of the members of the Company Group.

                  (c) Amending Restructuring Agreements. Each of the Company, the Founder Holding Companies and Shanghai Shanda jointly and severally undertakes to SAIF that without the unanimous consent of the Board of Directors of the Company, they will not take any action or pass any resolution or do anything to authorize or carry out any amendment to the arrangements, contractual or otherwise, made pursuant to the Plan of Restructuring.

                  (d) 2003 Audit. Each of the Company, the Founder Holding Companies and Shanghai Shanda agrees jointly and severally that he or it will use his or its best efforts to procure that the audit for the fiscal year 2003 earnings be completed as promptly as practicable after the fiscal year 2003 ends and in no event later than the 80th day after such fiscal year ends (the "FIRST AUDIT"). The Parties also agree that SAIF shall have the right to engage at its own expense a "big 4" international accounting firm to conduct a second audit of the Company's books and records (the "SECOND AUDIT") to determine the result of the 2003 Net Earnings (as defined in the Company's Memorandum of Association). If the result of the Second Audit varies by 5% or less from the result of the First Audit with respect to the 2003 Net Earnings, the result of First Audit shall determine the 2003 Net Earnings. If the result of the Second Audit varies by more than 5% from the result of the First Audit with respect to the 2003 Earnings, the final result of the 2003 Net Earnings shall determined by dividing by 2 the sum of (i) the 2003 Net Earnings as determined by the First Audit and
(ii) the 2003 Net Earnings as determined by the Second Audit.

21. Conflict with Charter Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company's Articles or Memorandum of Association or other constitutional documents, the parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly take all reasonable steps to amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.

22.      Miscellaneous.

         22.1 Governing Law. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, excluding those laws that direct the application of the laws of another jurisdiction.

         22.2     Dispute Resolution.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

\
                  (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators, who shall be qualified to practice Hong Kong law. In the event that the parties have not agreed on all arbitrators to constitute the arbitral panel within 30 days after a notice of arbitration, the Secretary General of the Centre shall appoint arbitrators to fill any unfilled positions on the panel.

                  (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 22.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 22.2 shall prevail.

                  (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

                  (e) Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party or rights of privileges enjoyed by such party and its advisors.

                  (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

                  (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

         22.3 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

         22.4 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         22.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto), with printed confirmation sheet verifying successful transmission of the facsimile; (c) 10 Business Days after deposit in the mail as certified mail, postage prepaid and addressed to the other party as set forth below; or (d) 5 Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         To:        SHANGHAI SHANDA

         Attention: Mr. Chen Tianqiao
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8888
         Fax No.:   86-21-5050-4721

         To:        COMPANY

         Attention: Mr. Chen Tianqiao
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8888
         Fax No.:   86-21-5050-4721

         To:        SAIF

         Attention: Jing Huang
         Address:   8 Jian Guo Men Bei Dajie
                    China Resource Building, Suite 1001
                    Beijing 100005, China
         Tele. No.: 86-10-8519-2020
         Fax No.:   86-10-8519-2048

         cc:        SAIF

         Attention: Brandon Lin
         Address:   Suites 2115-2118
                    Two Pacific Place
                    88 Queensway, Hong Kong
         Tele. No.: 852-2918-2206
         Fax No.:   852-2234-9116

         To:        SHANDA MEDIA

         Attention: Mr. Chen Tianqiao
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8888
         Fax No.:   86-21-5050-4722

         To:        SHANDA INTERNATIONAL

         Attention: Mr. Chen Danian
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8858
         Fax No.:   86-21-5050-4722

         To:        MR. CHEN TIANQIAO

         Attention: Mr. Chen Tianqiao
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8888
         Fax No.:   86-21-5050-4722

         To:        MR. CHEN DANIAN

         Attention: Mr. Chen Danian
         Address:   1289 South Pudong Road,
                    Hua Rong Plaza, 21st Floor
                    Shanghai 200122, China
         Tele. No.: 86-21-5050-4720 Ext. 8858
         Fax No.:   86-21-5050-4722

                  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 22.4 by giving the other parties written notice of the new address in the manner set forth above.

         22.6 Amendment of Agreement. This Agreement may be amended at any time by a written instrument signed by the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         22.7 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         22.8 Entire Agreement; Successors and Assigns. Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits to this Agreement, constitute the entire contract among the Parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the Parties) regarding the purchase of capital stock of the Company is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the Parties to this Agreement.

         22.9 Assignability. Subject to Section 17, the rights and obligation under this Agreement shall not be assignable by any party without the prior written consent of all the other Parties.

         22.10 Termination. The provisions of this Agreement, save for Sections 1, 2, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 22 and other provisions that by their express terms survive termination, shall cease to have effect immediately upon a Qualified IPO and no parties shall have any rights or obligations under these provisions (save as excepted above) save for any obligations arising in connection prior to the Qualified IPO.

                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

                                                SHANDA INTERACTIVE ENTERTAINMENT
                                                LIMITED

                                                By: /s/ Chen Tianqiao
                                                    ----------------------------
                                                Name:  Chen Tianqiao
                                                Title: Director

                                                SHANGHAI SHANDA INTERNET
                                                DEVELOPMENT CO., LTD.

                                                By: /s/ Chen Tianqiao
                                                    ----------------------------
                                                Name:  Chen Tianqiao
                                                Title:

                                                SB ASIA INFRASTRUCTURE FUND L.P.

                                                By: /s/ Andrew Y. Yan
                                                    ----------------------------
                                                Name:  Andrew Y. Yan
                                                Title: Authorized Signatory

                                                /s/ Chen Tianqiao
                                                --------------------------------
                                                CHEN TIANQIAO

                                                /s/ Chen Danian
                                                --------------------------------
                                                CHEN DANIAN

                                                SHANDA MEDIA LIMITED

                                                By: /s/ Chen Tianqiao
                                                    ----------------------------
                                                Name: Chen Tianqiao
                                                Title: Sole Member and Director

                                                SHANDA INVESTMENT INTERNATIONAL
                                                LIMITED

                                                By: /s/ Chen Danian
                                                    ----------------------------
                                                Name: Chen Danian
                                                Title: Sole Member and Director